Exhibit 99.3

Item  8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Acadia Healthcare Company, Inc.

We have audited the accompanying consolidated balance sheets of Acadia Healthcare Company, Inc. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acadia Healthcare Company, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 2 to the consolidated financial statements, the Company changed its presentation of revenue and provision for doubtful accounts as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2011-7, “Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities.”

/s/ Ernst & Young LLP

Nashville, Tennessee

March 13, 2012, except for Note 6, as to which the date is October 17, 2012

Acadia Healthcare Company, Inc.

Consolidated Balance Sheets

	December 31,
	2011	2010
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$61,118	$8,614
Accounts receivable, net of allowances for doubtful accounts of $2,424 and $1,144, respectively	35,127	5,469
Deferred tax asset	6,239	573
Other current assets	10,121	2,268

Total current assets	112,605	16,924
Property and equipment:
Land	14,115	3,254
Building and improvements	53,514	15,606
Equipment	8,222	2,626
Construction in progress	12,945	589
Less accumulated depreciation	(5,824)	(3,323)

Property and equipment, net	82,972	18,752
Goodwill	186,815	9,157
Intangible assets, net	8,232	544
Deferred tax asset – long-term	6,006	—
Other assets	16,366	18

Total assets	$412,996	$45,395

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$6,750	$9,984
Accounts payable	8,642	2,787
Accrued salaries and benefits	16,195	3,272
Other accrued liabilities	9,081	2,016

Total current liabilities	40,668	18,059
Long-term debt	270,709	—
Deferred tax liability	—	384
Other liabilities	5,254	1,845

Total liabilities	316,631	20,288
Equity:
Member’s equity	—	25,107
Preferred stock, $0.01 par value; 10,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value; 90,000,000 shares authorized; 32,115,929 issued and outstanding as of December 31, 2011	321	—
Additional paid-in capital	140,624	—
Accumulated deficit	(44,580)	—

Total equity	96,365	25,107

Total liabilities and equity	$412,996	$45,395

See accompanying notes.

Acadia Healthcare Company, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share amounts)
Revenue before provision for doubtful accounts	$219,704	$64,342	$51,821
Provision for doubtful accounts	(3,206)	(2,239)	(2,424)

Revenue	216,498	62,103	49,397
Salaries, wages and benefits (including equity-based compensation expense of $17,320 for the year ended December 31, 2011)	152,609	38,661	32,572
Professional fees	8,896	1,675	1,827
Supplies	11,349	3,699	2,841
Rents and leases	5,576	1,288	885
Other operating expenses	20,171	6,870	6,720
Depreciation and amortization	4,278	976	967
Interest expense, net	9,191	738	774
Sponsor management fees	1,347	120	—
Transaction-related expenses	41,547	918	—

Total expenses	254,964	54,945	46,586

(Loss) income from continuing operations before income taxes	(38,466)	7,158	2,811
(Benefit from) provision for income taxes	(5,272)	477	53

(Loss) income from continuing operations	(33,194)	6,681	2,758
(Loss) income from discontinued operations, net of income taxes	(1,698)	(471)	119

Net (loss) income	$(34,892)	$6,210	$2,877

Basic (loss) earnings per share:
(Loss) income from continuing operations	$(1.77)	$0.38	$0.16
(Loss) income from discontinued operations	$(0.09)	$(0.03)	$—

Net income (loss)	$(1.86)	$0.35	$0.16

Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(1.77)	$0.38	$0.16
(Loss) income from discontinued operations	$(0.09)	$(0.03)	$—

Net income (loss)	$(1.86)	$0.35	$0.16

Shares outstanding:
Basic	18,757	17,633	17,633
Diluted	18,757	17,633	17,633

See accompanying notes.

Acadia Healthcare Company, Inc.

Consolidated Statement of Equity

Year Ended December 31, 2011

	Member’s	Common stock		Additional	Accumulated
	equity	Shares	Amount	paid-in capital	deficit	Total
	(In thousands)
Balance at January 1, 2009	$15,817	—	$—	$—	$—	$15,817
Contributions	2,500	—	—	—	—	2,500
Net income	2,877	—	—	—	—	2,877

Balance at December 31, 2009	21,194	—	—	—	—	21,194
Distributions	(2,297)	—	—	—	—	(2,297)
Net income	6,210	—	—	—	—	6,210

Balance at December 31, 2010	$25,107	—	$—	$—	$—	$25,107
Distributions	(375)	—	—	—	—	(375)
Reclassification of management liability awards to equity awards	365	—	—	—	—	365
Contribution from Holdings	51,029	—	—	—	—	51,029
Conversion from limited liability company to corporation	(76,126)	17,633	176	85,638	(9,688)	—
Cash distribution paid to equity holders	—	—	—	(74,441)	—	(74,441)
Issuance of common stock in connection with acquisition	—	4,892	49	43,976	—	44,025
Fair value of vested portion of replacement awards issued in connection with acquisition	—	—	—	1,027	—	1,027
Issuance of common stock	—	9,583	96	67,963	—	68,059
Equity issuance costs	—	—	—	(897)	—	(897)
Common stock issued for stock option exercises	—	8	—	38	—	38
Equity-based compensation expense	—	—	—	17,320	—	17,320
Net loss	—	—	—	—	(34,892)	(34,892)

Balance at December 31, 2011	$—	32,116	$321	$140,624	$(44,580)	$96,365

See accompanying notes.

Acadia Healthcare Company, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Operating activities:
Net (loss) income	$(34,892)	$6,210	$2,877
Adjustments to reconcile net (loss) income to net cash provided by continuing operating activities:
Depreciation and amortization	4,278	976	997
Provision for bad debts	3,206	2,239	2,424
Amortization of debt issuance costs	1,271	—	—
Equity-based compensation expense	17,320	—	—
Deferred income tax expense	(6,442)	(145)	—
Other	(168)	—	—
Loss (income) from discontinued operations, net of taxes	1,698	471	(119)
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(4,881)	(2,174)	(2,994)
Other current assets	(1,625)	35	(1,215)
Other assets	(969)	—	—
Accounts payable and other accrued liabilities	3,326	541	2,066
Accrued salaries and benefits	(1,759)	187	1,369
Other liabilities	734	(250)	644

Net cash (used in) provided by continuing operating activities	(18,903)	8,090	6,049
Net cash (used in) provided by discontinued operating activities	(1,763)	105	119

Net cash (used in) provided by operating activities	(20,666)	8,195	6,168
Investing activities:
Cash paid for acquisitions, net of cash acquired	(206,379)	—	(3,142)
Cash paid for capital expenditures	(9,558)	(1,495)	(334)
Cash paid for real estate acquisitions	(8,706)	—	—
Other	(689)	—	—

Net cash used in continuing investing activities	(225,332)	(1,495)	(3,476)
Net cash (used in) provided by discontinued investing activities	(238)	(3)	65

Net cash used in investing activities	(225,570)	(1,498)	(3,411)
Financing activities:
Borrowings on long-term debt	282,485	—	—
Principal payments on long-term debt	(5,063)	(275)	(813)
Repayment of long-term debt	(9,984)	—	—
Payment of debt issuance costs	(12,111)	—	—
Proceeds from stock option exercises	38	—	—
Proceeds from issuance of common stock	68,059	—	—
Payment of equity issuance costs	(897)	—	—
Cash distribution paid to equity holders	(74,441)	—	—
Contribution from Holdings	51,029	—	2,500
Distributions to equity holders	(375)	(2,297)	—

Net cash provided by (used in) financing activities	298,740	(2,572)	1,687

Net increase in cash and cash equivalents	52,504	4,125	4,444
Cash and cash equivalents at beginning of the period	8,614	4,489	45

Cash and cash equivalents at end of the period	$61,118	$8,614	$4,489

Acadia Healthcare Company, Inc.

Consolidated Statements of Cash Flows (continued)

Supplemental Cash Flow Information:
Cash paid for interest	$5,053	$587	$534

Cash paid for income taxes	$2,564	$700	$30

Significant Non-Cash Transactions:
Issuance of common stock in connection with acquisition	$44,025	$—	$—

Issuance of replacement share-based awards in connection with acquisition	$1,027	$—	$—

Effect of acquisitions:
Assets acquired, excluding cash	$278,895	$—	$3,142
Liabilities assumed	(27,464)	—	—
Issuance of common stock in connection with acquisition	(44,025)	—	—
Issuance of replacement share-based awards in connection with acquisition	(1,027)	—	—

Cash paid for acquisitions, net of cash acquired	$206,379	$—	$3,142

See accompanying notes.

Acadia Healthcare Company, Inc.

Notes to Consolidated Financial Statements

December 31, 2011

1. Description of Business and Basis of Presentation

Description of Business

Acadia Healthcare Company, Inc. (hereinafter referred to as “Acadia” or the “Company”) was formed in October 2005 as a limited liability company under the provisions of the Delaware Limited Liability Act (the “Act”). On May 13, 2011, the Company was converted to a C-corporation registered as Acadia Healthcare Company, Inc. Until November 1, 2011, the Company was a wholly-owned subsidiary of Acadia Healthcare Holdings, LLC (hereafter referred to as “Holdings” or the “Member”). The Company’s principal business is to develop and operate inpatient psychiatric facilities, residential treatment centers, group homes, substance abuse facilities and facilities providing outpatient behavioral health services to better serve the behavioral health and recovery needs of communities throughout the United States.

Basis of Presentation

The business of the Company is conducted through limited liability companies and C-corporations, each of which is a direct or indirect wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The majority of our expenses are “cost of revenue” items. Costs that could be classified as general and administrative expenses include our corporate office costs, which were approximately $13.1 million, $4.8 million and $4.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Certain reclassifications have been made to prior years to conform to the current year presentation.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At times, cash and cash equivalent balances may exceed federally insured limits. The Company believes that it mitigates any risks by depositing cash and investing in cash equivalents with major financial institutions.

Revenue and Accounts Receivable

Revenue is derived from services rendered to patients for inpatient psychiatric and substance abuse care, outpatient psychiatric care and adolescent residential treatment and includes revenue payable by the Medicare program (Medicare) administered by the Center for Medicare and Medicaid Services (CMS), state Medicaid programs, commercial insurance (in network and out of network), and other payors including individual patients. Revenue is recorded in the period in which services are provided at established billing rates less contractual adjustments based on amounts reimbursable by Medicare or Medicaid under provisions of cost or prospective reimbursement formulas or amounts due from other third-party payors at contractually determined rates.

The following table presents revenue by payor type as a percentage of revenue (in thousands):

	Year ended December 31,
	2011	2010	2009
Medicare	8%	20%	22%
Medicaid	75	43	40
Commercial	14	34	33
Self-pay	2	3	5
Other	1	—	—

Revenue	100%	100%	100%

On a combined basis, revenue related to the Medicare and Medicaid programs were 83%, 63% and 62% for the years ended December 31, 2011, 2010 and 2009, respectively. The Company’s concentration of credit risk from other payors is reduced by the large number of payors and their geographic dispersion. The Company generated approximately 17% and 16% of its revenue for the year ended December 31, 2011 from facilities located in Arkansas and Mississippi, respectively.

Allowance for Contractual Discounts

The Company derives a significant portion of its revenues from Medicare, Medicaid and other payors that receive discounts from established billing rates. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex, subject to interpretation and adjustment, and may include multiple reimbursement mechanisms for different types of services provided in the Company’s inpatient facilities and cost settlement provisions. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by management.

Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent years because of audits by such programs, rights of appeal and the application of numerous technical provisions. In the opinion of management, adequate provision has been made for any adjustments and final settlements. However, there can be no assurance that any such adjustments and final settlements will not have a material effect on the Company’s financial condition or results of operations. The Company’s cost report receivables were $0.5 million at December 31, 2011 compared to cost report payables of $0.1 million at December 31, 2010, and are included in other current assets and other current liabilities, respectively, in the consolidated balance sheets. The Company believes that these receivables and payables are properly stated and are not likely to be settled for a significantly different amount. The net adjustments to estimated cost report settlements resulted in increases to revenue of approximately $0.2 million and $0.1 million for the years ended December 31, 2011 and 2010, respectively.

The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations or wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

Allowance for Doubtful Accounts

The Company’s ability to collect outstanding patient receivables from third party payors is critical to its operating performance and cash flows. The primary collection risk with regard to patient receivables relates to uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. The Company estimates uncollectible accounts and establish an allowance for doubtful accounts in order to adjust accounts receivable to estimated net realizable value. In evaluating the collectability of accounts receivable, the Company considers a number of factors, including the age of the accounts, historical collection experience, current economic conditions, and other relevant factors. Accounts receivable that are determined to be uncollectible based on the Company’s policies are written off to the allowance for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on the Company’s results of operations and cash flows.

In July 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-07, “Health Care Entities” (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities (“ASU 2011-07”). ASU 2011-07 is effective for fiscal years and interim periods beginning after December 31, 2011, with early adoption permitted. ASU 2011-07 requires healthcare entities to change the presentation of the statement of operations by reclassifying the provision for doubtful accounts from operating expenses to a deduction from revenue. Changes to the presentation of the provision for bad debts should be applied retrospectively to all prior periods presented. The Company has early adopted this guidance and all periods presented in these consolidated financial statements and notes thereto have been reclassified in accordance with ASU 2011-07.

A summary of activity in the Company’s allowance for doubtful accounts is as follows (in thousands):

	Balances at Beginning of Period	Additions Charged to Costs and Expenses	Accounts Written Off, Net of Recoveries	Balances at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2009	$1,109	2,424	(2,159)	$1,374
Year ended December 31, 2010	$1,374	2,239	(2,469)	$1,144
Year ended December 31, 2011	$1,144	3,226	(1,946)	$2,424

Charity Care

The Company provides care without charge to patients who are financially unable to pay for the healthcare services they receive based on Company policies and federal and state poverty thresholds. The costs of providing charity care services were $0.8 million, $0.7 million and $0.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Insurance

The Company is subject to medical malpractice and other lawsuits due to the nature of the services we provide. The Company’s operations have professional and general liability insurance for claims in excess of a $50,000 deductible with an insured excess limit of $25 million. The reserve for professional and general liability risks is estimated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third-party actuary. The estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates. The professional and general liability reserve was $2.8 million as of December 31, 2011, of which $1.2 million is included in other accrued liabilities and $1.7 million is included in other long-term liabilities. We estimate receivables for the portion of professional and general liability reserves that are recoverable under our insurance policies based on an independent actuarial evaluation. Such receivable was $1.7 million as of December 31, 2011, of which $0.6 million is included in other current assets and $1.1 million is included in other assets.

The Company’s statutory workers’ compensation program is fully insured with a $500,000 deductible per accident. The reserve for workers’ compensation liability was $3.8 million and $0.9 million as of December 31, 2011 and 2010, respectively. The reserve for workers compensation claims is based upon independent actuarial estimates of future amounts that will be paid to claimants. The Company believes that adequate provisions have been made for workers’ compensation and professional and general liability risk exposures.

Property and Equipment and Other Long-Lived Assets

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets, which typically range from 25 to 30 years for buildings and improvements, three to 10 years for equipment and the shorter of the lease term or estimated useful lives for leasehold improvements. When assets are sold or retired, the corresponding cost and accumulated depreciation are removed from the related accounts and any gain or loss is recorded in the period of sale or retirement. Repair and maintenance costs are expensed as incurred. Depreciation expense was approximately $2.7 million, $0.9 million and $0.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The carrying values of long-lived assets are reviewed for possible impairment whenever events, circumstances or operating results indicate that the carrying amount of an asset may not be recoverable. If this review indicates that the asset will not be recoverable, as determined based upon the undiscounted cash flows of the operating asset over the remaining useful lives, the carrying value of the asset will be reduced to its estimated fair value. Fair value estimates are based on independent appraisals, market values of comparable assets or internal evaluations of future net cash flows.

Goodwill and Indefinite-Lived Intangible Assets

The Company’s goodwill and other indefinite-lived intangible assets, which consist of licenses and accreditations and certificates of need intangible assets that are not amortized, are evaluated for impairment annually during the fourth quarter or more frequently if events indicate that the carrying value of a reporting unit may not be recoverable. The Company comprises one operating segment, behavioral healthcare services, for segment reporting purposes. The behavioral healthcare services operating segment represents one reporting unit for purposes of the Company’s goodwill impairment test. Potential impairment is noted for a reporting unit if its carrying value exceeds the fair value of the reporting unit. For a reporting unit with potential impairment of goodwill, the Company determines the implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recorded. Our annual impairment tests of goodwill in 2011, 2010 and 2009 resulted in no goodwill impairment charges.

Other Current Assets

Other current assets consists of the following (in thousands):

	December 31,
	2011	2010
Other receivables	$2,578	$640
Prepaid expenses	2,224	772
Workers’ compensation deposits	1,707	466
Other	3,612	390

Other current assets	$10,121	$2,268

Debt Issuance Costs

Debt issuance costs are deferred and amortized to interest expense over the term of the related debt. Debt issuance costs at December 31, 2011 were $11.3 million, net of accumulated amortization of $1.2 million. Amortization expense related to debt issuance costs, which is reported as interest expense, was approximately $1.2 million for the year ended December 31, 2011. Estimated amortization of debt issuance costs for the years ending December 31, 2012, 2013, 2014, 2015 and 2016 is $2.0 million, $2.0 million, $2.0 million, $1.9 million and $1.2 million, respectively.

Stock Compensation

The Company measures and recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation.” The Company uses the Black-Scholes valuation model to determine grant-date fair value and use straight-line amortization of share-based compensation expense over the requisite service period of the respective awards.

Earnings Per Share

Basic and diluted earnings per share are calculated in accordance with ASC 260, “Earnings Per Share,” using the weighted-average shares outstanding in each period and dilutive stock options, nonvested shares and warrants, to the extent such securities have a dilutive effect on earnings per share.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement carrying amounts and tax bases of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse. A valuation allowance for deferred tax assets is established when we believe that it is more likely than not that the deferred tax asset will not be realized. Significant judgments regarding the recognition and measurement of each tax position are required. Our policy is to classify interest and penalties related to income taxes as a component of our tax provision.

Recent Accounting Pronouncements

In August 2010, the FASB issued ASU 2010-24, “Health Care Entities (Topic 954): Presentation of Insurance Claims and Recoveries,” which provides clarification to companies in the healthcare industry on the accounting for professional liability insurance. ASU 2010-24 states that insurance liabilities should not be presented net of insurance recoveries and that an insurance receivable should be recognized on the same basis as the liabilities, subject to the need for a valuation allowance for uncollectible accounts. ASU 2010-24 is effective for fiscal years beginning after December 15, 2010 and was adopted by the Company on January 1, 2011. The adoption of this standard increased other current assets by $0.6 million, other assets by $1.1 million, other current liabilities by $0.6 million and other long-term liabilities by $1.1 million in the consolidated balance sheet as of December 31, 2011.

In August 2010, the FASB issued ASU No. 2010-23, “Measuring Charity Care for Disclosure.” ASU 2010-23 standardizes the basis of disclosure as the costs of providing charity care services. The Company adopted the provisions of ASU 2010-23 effective January 1, 2011 and retrospectively for all periods presented. The adoption of ASU 2010-23 impacted the disclosures provided by the Company relating to charity care in Note 2 but had no impact on the Company’s results of operations.

In December 2010, the FASB issued ASU 2010-28, “Intangible — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” This update requires an entity to perform all steps in the test for a reporting unit whose carrying value is zero or negative if it is more likely than not (more than 50%) that a goodwill impairment exists based on qualitative factors, resulting in the elimination of an entity’s ability to assert that such a reporting unit’s goodwill is not impaired and additional testing is not necessary despite the existence of qualitative factors that indicate otherwise. These changes became effective for the Company beginning January 1, 2011. The adoption of ASU 2010-28 did not have a material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations.” This update changes the disclosure of pro forma information for business combinations. These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosure requirements were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. These changes became effective for the Company beginning January 1, 2011 and have been reflected in the notes to the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” ASU 2011-08 is intended to simplify how entities test goodwill for impairment. The update permits the Company to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of ASU 2011-08 is not expected to have a material impact on the Company’s consolidated financial statements.

3. Earnings Per Share

Basic and diluted earnings per share are calculated in accordance with ASC 260, “Earnings Per Share,” using the weighted-average shares outstanding, plus the dilutive effect of outstanding stock options and restricted shares, computed using the treasury stock method. All shares and per share amounts have been adjusted to reflect the stock splits completed on May 20, 2011 and November 1, 2011.

The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended December 31, 2011, 2010 and 2009 (in thousands except per share amounts):

	Year Ended December 31,
	2011	2010	2009
Numerator for basic and diluted earnings (loss per share):
Income (loss) from continuing operations	$(33,194)	$6,681	$2,758
Loss from discontinued operations	(1,698)	(471)	119

Net income (loss) attributable to stockholders	$(34,892)	$6,210	$2,877

Denominator:
Weighted average common shares outstanding	18,757	17,633	17,633
Effect of dilutive securities	—	—	—

Shares used for diluted earnings per share	18,757	17,633	17,633

Basic net earnings (loss) per share:
Basic earnings (loss) from continuing operations	$(1.77)	$0.38	$0.16
Basic loss from discontinued operations	(0.09)	(0.03)	—

Net income (loss) attributable to stockholders	$(1.86)	$0.35	$0.16

Diluted net earnings (loss) per share:
Diluted earnings (loss) from continuing operations	$(1.77)	$0.38	$0.16
Diluted loss from discontinued operations	(0.09)	(0.03)	—

Net income (loss) attributable to stockholders	$(1.86)	$0.35	$0.16

The restricted stock, stock options and warrants issued in 2011 are excluded from the calculation of diluted earnings per share because the net loss for the year ended December 31, 2011 causes such securities to be anti-dilutive.

4. Acquisitions

YFCS Acquisition

On April 1, 2011, the Company acquired all of the equity interests of Youth and Family Centered Services, Inc. (“YFCS”). YFCS operates 13 behavioral healthcare facilities across the United States. The total cash consideration was approximately $178.0 million. Approximately $27.3 million of the goodwill associated with the YFCS acquisition is deductible for federal income tax purposes. The fair values of assets acquired and liabilities assumed at the acquisition date are as follows (in thousands):

Cash	$33
Accounts receivable	17,542
Prepaid expenses and other current assets	2,327
Deferred tax asset – current	1,266
Property and equipment	31,641
Goodwill	133,300
Intangible assets	5,356
Deferred tax asset – long-term	811
Other long-term assets	2,219

Total assets acquired	194,495
Accounts payable	3,028
Accrued salaries and benefits	8,958
Other accrued expenses	2,952
Other long-term liabilities	1,510

Total liabilities assumed	16,448

Net assets acquired	$178,047

PHC Acquisition

On November 1, 2011, the Company completed its acquisition of PHC, Inc. d/b/a Pioneer Behavioral Health (“PHC”), a publicly-held behavioral health services company based in Massachusetts. The Company paid cash consideration of $31.4 million, of which $26.4 million was used to repay PHC’s debt and $5.0 million was paid to the holders of PHC’s Class B Common Stock pursuant to the merger agreement. Additionally, the Company issued 4,891,667 shares of its common stock to the holders of PHC’s Class A Common Stock and Class B Common Stock based on a one-to-four conversion rate and 19,566,668 PHC shares outstanding immediately prior to the acquisition. The fair value of the equity consideration issued to PHC stockholders of approximately $44.0 million is based on Acadia’s stock price on the date of the acquisition. According to the terms of the merger agreement, PHC’s outstanding stock options and warrants were exchanged for and replaced by stock options and warrants of Acadia. The fair value of the vested portion of these replacement awards of approximately $1.0 million is included in the PHC acquisition consideration in accordance with ASC 718, Compensation – “Stock Compensation.” Approximately $10.7 million of the goodwill associated with the PHC acquisition is deductible for federal income tax purposes. The total consideration for the PHC acquisition is summarized as follows (in thousands):

Cash consideration	$31,441
Fair value of equity consideration	44,025
Fair value of vested portion of replacement awards issued in connection with acquisition	1,027

Total consideration	$76,493

The preliminary fair values of assets acquired and liabilities assumed at the acquisition date, which are subject to revision as more detailed analysis is completed and the valuation of intangible assets and other assets acquired and liabilities assumed is finalized, are as follows (in thousands):

Cash	$3,076
Accounts receivable	10,950
Prepaid expenses and other current assets	3,131
Deferred tax asset – current	4,431
Property and equipment	16,885
Goodwill	44,358
Intangible assets	3,525
Other long-term assets	1,153

Total assets acquired	87,509
Accounts payable	2,882
Accrued salaries and benefits	5,659
Other accrued expenses	1,057
Deferred tax liability – long-term	851
Other long-term liabilities	567

Total liabilities assumed	11,016

Net assets acquired	$76,493

2009 Acquisitions

On March 5, 2009, the Company acquired certain assets of Acadiana Addiction Center, LLC, a substance abuse treatment center in Lafayette, Louisiana (“Acadiana”). The gross purchase price was approximately $2.6 million and cash received was approximately $0.4 million for a net purchase price of approximately $2.2 million. In addition, the Company has paid two earn-out payments and expects to pay a third and final earn-out payment in the amount of $0.3 million during the second quarter of 2012.

On November 2, 2009, the Company acquired certain assets from Parkwest Medical Center related to its residential mental health treatment program in Louisville, Tennessee (“The Village”). The purchase price was less than $0.1 million. The fair values of assets acquired were as follows (in thousands):

	Acadiana	The Village
Property and equipment	$40	$100
Goodwill	2,747	—
Identifiable intangible assets	175	—

Total assets acquired	$2,962	$100

Haven Facilities

On March 1, 2012, the Company completed its acquisition of three inpatient psychiatric hospitals (the “Haven Facilities”) from Haven Behavioral Healthcare Holdings, LLC for cash consideration of $91.0 million. The Haven Facilities, with an aggregate of 166 acute inpatient psychiatric beds, are located in Arizona, Texas, and Oklahoma, respectively. The Haven Facilities are not included in the pro forma information presented below because the financial statements for the Haven Facilities as of and for the years ended December 31, 2011 and 2010 have not been finalized.

Other

The qualitative factors comprising the goodwill acquired in the YFCS and PHC acquisitions include efficiencies derived through synergies expected by the elimination of certain redundant corporate functions and expenses, the ability to leverage call center referrals to a broader provider base, coordination of services provided across the combined network of facilities, achievement of operating efficiencies by benchmarking performance and applying best practices throughout the combined companies.

Transaction-related expenses comprised the following costs for the years ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2011	2010
Fee paid to equity sponsor for termination of professional services agreement	$20,559	$—
Advisory fees paid to equity sponsor	3,600	—
Investment banking advisory and bridge commitment fees	8,385	—
Legal, accounting and other fees	7,301	918
Severance and contract termination costs	1,702	—

	$41,547	$918

Transaction-related expenses are expensed as incurred. On November 1, 2011, the Company paid a $20.6 million fee to terminate its professional services agreement with Waud Capital Partners, L.L.C. (“Waud Capital Partners”). See Note 15 for further discussion of the professional services agreement.

Transaction-related expenses include $1.4 million related to severance costs for YFCS employees not retained by the Company. Additionally, the Company assumed obligations to make certain change-of-control payments to certain executives pursuant to pre-existing employment agreements of $2.2 million for YFCS and $2.9 million for PHC. The total severance liability decreased to $1.5 million as of December 31, 2011 as a result of $5.0 million of payments made during the period from the respective acquisition dates to December 31, 2011.

Pro Forma Information

The consolidated statement of operations for the year ended December 31, 2011 includes revenue of $134.6 million and income from continuing operations before income taxes of $9.3 million for YFCS relating to the period from April 1, 2011 to December 31, 2011 and revenue of $12.2 million and income from continuing operations before income taxes of $1.5 million for PHC relating to the period from November 1, 2011 to December 31, 2011. The following table provides certain pro forma financial information for the Company as if the YFCS and PHC acquisitions occurred as of January 1, 2010 (in thousands):

	Year Ended December 31,
	2011	2010
Revenue	$325,497	$314,157

Income (loss) from continuing operations, before income taxes	$(34,394)	$9,135

5. Goodwill and Other Intangible Assets

The following table summarizes changes in goodwill during the year ended December 31, 2011 (in thousands):

Balance at January 1, 2011	$9,157
YFCS acquisition	133,300
PHC acquisition	44,358

Balance at December 31, 2011	$186,815

Other identifiable intangible assets and related accumulated amortization consist of the following as of December 31, 2011 and December 31, 2010 (in thousands):

	Gross Carrying Amount		Accumulated Amortization
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Intangible assets subject to amortization:
Trademarks	$85	$85	$(74)	$(64)
Patient-related intangible assets	1,200	—	(1,200)	—
Contract intangible assets	2,100	—	(70)	—
Non-compete agreements	588	266	(488)	(207)

	3,973	351	(1,832)	(271)
Intangible assets not subject to amortization:
Licenses and accreditations	4,059	129	—	—
Certificates of need	2,032	335	—	—

	6,091	464	—	—

Total	$10,064	$815	$(1,832)	$(271)

In connection with the YFCS acquisition, the Company acquired $5.4 million of intangible assets consisting of patient-related intangible assets of $1.2 million, non-compete agreements of $0.3 million, licenses and accreditations of $2.7 million and certificates of need of $1.1 million. In connection with the PHC acquisition, the Company acquired intangible assets with a preliminary value of $3.5 million consisting of contract intangible assets of $2.1 million, licenses and accreditations of $1.2 million and certificates of need of $0.2 million. The Company also incurred and capitalized $0.4 million and $0.2 million in the years ended December 31, 2011 and 2010 related to costs to obtain certificates of need.

The patient-related intangible assets, which represent the value associated with the patients of the YFCS facilities as of the acquisition date, have been amortized over the estimated three-month average term in which the existing patients will be discharged. The YFCS non-compete agreements are being amortized on a straight-line basis over the one-year term of the agreements. The PHC contract intangible of $2.1 million is amortized on a straight-line basis over the estimated five-year term of the related contract. Amortization expense was approximately $1.6 million and $0.1 million for the years ended December 31, 2011 and 2010, respectively. Estimated amortization expense for the years ending December 31, 2012, 2013, 2014, 2015 and 2016 is $0.5 million, $0.4 million, $0.4 million, $0.4 million and $0.4 million, respectively.

The Company’s licenses and accreditations and certificates of need intangible assets have indefinite lives and are therefore not subject to amortization.

6. Discontinued Operations

GAAP requires that all components of an entity that have been disposed of (by sale, by abandonment or in a distribution to owners) or are held for sale and whose cash flows can be clearly distinguished from the rest of the entity be presented as discontinued operations. In June 2012, the Company disposed of its PsychSolutions facility located in Miami, Florida and recognized a loss on disposal of $0.2 million, which is included in loss from discontinued operations on the consolidated statements of operations. In 2010, the Company ceased operations of its facility located in Hilo, Hawaii. As part of the acquisition of YFCS on April 1, 2011, the Company acquired a facility located in Tampa Bay, Florida that was classified as discontinued operations during 2010. In December 2011, the Company closed three outpatient facilities and a 24-bed substance abuse facility acquired from PHC on November 1, 2011. The results of operations of these facilities have been reported as discontinued operations in the accompanying consolidated financial statements.

A summary of results from discontinued operations is as follows (in thousands):

	Year Ended December 31,
	2011	2010	2009
Revenue	$5,362	$1,855	$3,210

Net (loss) income from discontinued operations	$(1,698)	$(471)	$119

7. Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2011	2010
Senior Secured Credit Facility:
Senior Secured Term Loans	$129,938	$—
Senior Secured Revolving Line of Credit	—	—
12.875% Senior Notes due 2018	147,521	—
Secured Promissory Notes	—	9,984

	277,459	9,984
Less: current portion	(6,750)	(9,984)

Long-term debt	$270,709	$—

Senior Secured Credit Facility

To finance our acquisition of YFCS and refinance our $10.0 million secured promissory note that was outstanding at December 31, 2010, we entered into the Senior Secured Credit Facility, administered by Bank of America, N.A., on April 1, 2011. The Senior Secured Credit Facility entered into on April 1, 2011 included $135.0 million of term loans and a revolving credit facility of $30.0 million. As of December 31, 2011, we had $29.6 million of availability under our revolving line of credit, which reflected the total revolving credit facility of $30.0 million less an undrawn letter of credit of $0.4 million.

On March 1, 2012, we amended our Senior Secured Credit Facility to provide an incremental $25.0 million of term loans and increase the revolving credit facility by $45.0 million, from $30.0 million to $75.0 million. We used the incremental term loans of $25.0 million and a $5.0 million borrowing under the revolving credit facility to partially fund the acquisition of Haven Facilities on March 1, 2012. Subsequent to the amendment to the Senior Credit Facility and acquisition of the Haven Facilities, we have $69.6 million of availability under our revolving line of credit, subject to customary debt incurrence tests. The amended term loans require quarterly principal payments of $2.0 million for March 31, 2012 to March 31, 2013, $4.0 million for June 30, 2013 to March 31, 2014, $5.0 million for June 30, 2014 to March 31, 2015, and $6.0 million for June 30, 2015 to December 31, 2015, with the remaining principal balance due on the maturity date of April 1, 2016.

Borrowings under the Senior Secured Credit Facility are guaranteed by each of Acadia’s domestic subsidiaries and are secured by a lien on substantially all of the assets of Acadia and its domestic subsidiaries. Borrowings under the Senior Secured Credit Facility bear interest at a rate tied to Acadia’s consolidated leverage ratio (defined as consolidated funded debt to consolidated EBITDA, in each case as defined in the credit agreement governing the Senior Secured Credit Facility). The Applicable Rate for borrowings under the Senior Secured Credit Facility was 4.50% and 3.50% for Eurodollar Rate Loans and Base Rate Loans, respectively, as of December 31, 2011. Eurodollar Rate Loans bear interest at the Applicable Rate plus the Eurodollar Rate (based upon the British Bankers Association LIBOR Rate prior to commencement of the interest rate period). Base Rate Loans bear interest at the Applicable Rate plus the highest of (i) the federal funds rate plus 1/2 of 1.0%, (ii) the prime rate and (iii) the Eurodollar rate plus 1.0%. As of December 31, 2011, borrowings under the Senior Secured Credit Facility bore interest at 4.80%. In addition, Acadia is required to pay a commitment fee on undrawn amounts under the revolving line of credit. As of December 31, 2011, undrawn amounts bore interest at a rate of 0.55%.

The Senior Secured Credit Facility requires Acadia and its subsidiaries to comply with customary affirmative, negative and financial covenants, including a fixed charge coverage ratio, consolidated leverage ratio and senior secured leverage ratio. As of December 31, 2011, Acadia was in compliance with such covenants.

12.875% Senior Notes due 2018

On November 1, 2011, we issued $150.0 million of 12.875% Senior Notes due 2018 (the “Senior Notes”). The Senior Notes were issued at 98.323% of the aggregate principal amount of $150.0 million, a discount of $2.5 million. The notes bear interest at a rate of 12.875% per annum. We will pay interest on the notes semi-annually, in arrears, on November 1 and May 1 of each year, beginning on May 1, 2012 through the maturity date of November 1, 2018.

The indenture governing the Senior Notes contains covenants that, among other things, limit the Company’s ability to: (i) incur or guarantee additional debt or issue certain preferred stock; (ii) pay dividends on the Company’s equity interests or redeem, repurchase or retire the Company’s equity interests or subordinated debt; (iii) transfer or sell assets; (iv) make certain investments; (v) incur certain liens; (vi) create restrictions on the ability of the Company’s subsidiaries to pay dividends or make other payments to the Company; (vii) engage in certain transactions with the Company’s affiliates; and (viii) merge or consolidate with other companies or transfer all or substantially all of the Company’s assets.

The Senior Notes issued by the Company are guaranteed by each of the Company’s subsidiaries, all of which are wholly owned subsidiaries. The guarantees are full and unconditional and joint and several and Acadia Healthcare Company, Inc., as the parent issuer of the Senior Notes, has no independent assets or operations.

Other

Other accrued liabilities include $3.3 million and $0.5 million of accrued interest as of December 31, 2011 and 2010, respectively.

The aggregate maturities of long-term debt as of December 31, 2011 are as follows (in thousands):

2012	$6,750
2013	11,813
2014	16,031
2015	19,406
2016	75,938
Thereafter	150,000

Total	$279,938

8. Equity

The Company was formed as a wholly-owned subsidiary of Holdings and was structured as a single-member limited liability corporation until its conversion to a C-corporation (Acadia Healthcare Company, Inc.) on May 13, 2011.

On April 1, 2011, Holdings amended its limited liability company agreement and its Class A Preferred Units, Class A Common Units, Class B Common Units, and Class B Preferred Units were exchanged for equivalent fair values of Class A Units and Class B Units as of such date. Additionally, on April 1, 2011, Holdings issued Class A Units and Class B Units to investors consisting of Waud Capital Partners or its affiliates and certain members of Acadia management for cash proceeds of $52.5 million. On May 20, 2011, Acadia Healthcare Company, Inc. underwent a stock split by means of a stock dividend of 100,000 shares of common stock for each share of common stock outstanding such that 10,000,000 shares of common stock were issued and outstanding.

On November 1, 2011, the Company completed a 1.7633-for-one stock split which resulted in 17,633,117 shares of common stock issued and outstanding on such date, Holdings was dissolved and the 17,633,117 shares of common stock of Acadia Healthcare Company, Inc. were distributed to the members of Holdings, consisting of Waud Capital Partners or its affiliates and certain members of Acadia management, in accordance with their respective ownership interests. Additionally, on November 1, 2011, in connection with our acquisition of PHC, 4,891,667 shares of common stock of Acadia Healthcare Company, Inc. were issued to the PHC stockholders. The shares issued to the PHC stockholders were registered with the Securities and Exchange Commission and began trading on the NASDAQ Global Market exchange on November 1, 2011.

On December 20, 2011, we completed the offering of 8,333,333 shares of our common stock at a price of $7.50 per share and an additional 1,249,999 shares of our common stock at the price of $7.0875 per share pursuant to the over-allotment option that was granted by us to the underwriters as part of the offering. The net proceeds to us from the sale of the shares, after deducting the underwriting discount of approximately $3.8 million and additional offering-related expenses of approximately $0.9 million, were approximately $67.2 million. The net offering proceeds were used to partially fund the acquisition of the Haven Facilities completed on March 1, 2012.

9. Equity-Based Compensation

Holdings’ Equity Incentive Units

On January 4, 2010, certain members of senior management purchased 3,650 Class A Preferred Units and 3,650 Class A Common Units. The Company loaned the members of management the funds necessary to purchase these units pursuant to a three year recourse secured note bearing interest at 8% annually. Since these units contained certain repurchase provisions, they were accounted for as liability awards. The Company also issued 1,000 Class B Preferred Units and 19,000 Class B Common Units to senior management which only vest upon the occurrence of a certain qualified change in control. Accordingly, at December 31, 2010 none of the Class B Preferred Units and none of the Class B Common Units held by management were vested. The fair value of management’s Class A Preferred Units and Class A Common Units at December 31, 2010 was approximately $0.6 million. The fair value of management’s Class B Preferred Units and Class B Common Units at December 31, 2010 was approximately $5.9 million. There were no cancellations and no forfeitures on: (1) the Class A Preferred Units; (2) the Class A Common Units; (3) the Class B Preferred Units; and (4) the Class B Common Units. On April 1, 2011, in connection with the acquisition of YFCS, the vesting of the Class B Preferred Units and Class B Common Units was accelerated. The Class A Preferred Units, Class A Common Units, Class B Preferred Units, and Class B Common Units were exchanged for 5,650 new Class A units, 5,650 new Class B units, and $0.9 million in cash. As a result of the modification of the awards to accelerate the vesting, the Company recognized approximately $6.1 million of equity-based compensation expense on April 1, 2011. The fair value of the units and the recognized compensation expense were determined based on approximately $36.0 million of contemporaneous cash investments from Waud Capital Partners or its affiliates and approximately $16.5 million of contemporaneous cash investments from new members of Acadia’s management on April 1, 2011.

On April 1, 2011, Holdings issued Class C Units and Class D Units (the “Management Incentive Units”) to certain members of management. Under the terms of the limited liability company agreement, the Management Incentive Units do not have value until certain performance targets are met. The Class C Units vest evenly over a five-year period on each of the first five anniversaries from the date of issuance and the Class D Units were immediately vested at the date of issuance. The Management Incentive Units contain certain repurchase provisions requiring such to be accounted for as liability awards. The estimated fair value of the Management Incentive Units of $13.7 million was recorded as equity-based compensation expense during the second quarter ended June 30, 2011 and was based on various factors, including the value implied by the PHC acquisition and analyses of relevant EBITDA multiples as supported by guideline companies. We recorded an adjustment of $2.8 million during the fourth quarter ended December 31, 2011 to reduce the cumulative equity-based compensation expense related to the Management Incentive Units to $10.9 million based on the fair value of the common stock and cash distributed to the unitholders upon the dissolution of Holdings on November 1, 2011.

Equity Incentive Plans

A maximum of 2,700,000 shares of our common stock are authorized for grant as stock options, restricted stock or other share-based compensation under the Acadia Healthcare Company, Inc. 2011 Incentive Compensation Plan (the “Equity Incentive Plan”). Under the Equity Incentive Plan, stock options may be granted for terms of up to ten years. Grants to employees generally vest in annual increments of 25% each year, commencing one year after the date of grant. The exercise prices of stock options are equal to the most recent closing sales prices of our common stock on the date of grant.

On November 1, 2011, pursuant to the terms of our merger agreement with PHC, we issued 302,446 stock options and 90,750 stock warrants as replacements of PHC stock options and warrants outstanding on the acquisition date. Of the PHC replacement awards, 281,604 stock options and all 90,750 stock warrants were vested as of the acquisition date and 20,842 of the stock options will vest over the remaining requisite service period.

Stock option activity during 2011 is as follows (number of options and aggregate intrinsic value in thousands):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2010	—	$—	—	$—
Options granted	54,500	9.40	9.88	33
Options issued in connection with acquisition	302,446	7.36	3.45	964
Options exercised	(7,813)	4.86	N/A	N/A
Options cancelled	(2,312)	7.03	N/A	N/A

Options outstanding at December 31, 2011	346,821	7.74	4.50	947

Options exercisable at December 31, 2011	279,763	$7.54	3.53	$851

Restricted stock activity during 2011 is as follows:

	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at December 31, 2010	—	$—
Granted	138,320	9.40
Cancelled	—	—
Vested	—	—

Unvested at December 31, 2011	138,320	$9.40

The grant-date fair value of our stock options is estimated using the Black-Scholes option pricing model. We recognize expense on all share-based awards on a straight-line basis over the requisite service period of the entire award. The following table summarizes the grant-date fair value of options and the assumptions we used to develop the fair value estimates for options granted during the year ended December 31, 2011:

2011
Weighted average grant-date fair value of options	$3.98
Risk-free interest rate	1.2%
Expected volatility	42%
Expected life (in years)	6.3
Dividend yield	—%

Our estimate of expected volatility for stock options granted in 2011 is based upon the volatility of guideline companies given the lack of sufficient historical trading experience of the Company’s common stock. The risk-free interest rate is the approximate yield on United States Treasury Strips having a life equal to the expected option life on the date of grant. The expected life is an estimate of the number of years an option will be held before it is exercised.

As of December 31, 2011, the unrecognized compensation cost related to nonvested awards was $1.2 million, which is expected to be recognized over a weighted-average period of approximately 1.1 years. The total intrinsic value of options exercised during 2011 was less than $0.1 million.

10. Income Taxes

Acadia was formed as a limited liability company (LLC) that is taxed as a partnership for federal and state income tax purposes. Some of Acadia’s subsidiaries are organized as LLCs and others as corporations. Prior to April 1, 2011, the Company and its subsidiary LLCs were taxed as flow-through entities and as such, the results of operations of the Company related to the flow-through entities were included in the income tax returns of its members. On April 1, 2011, the Company and its wholly-owned LLC subsidiaries elected to be taxed as a corporation for federal and state income tax purposes, and, therefore, henceforth income taxes are the obligation of the Company.

Management is not aware of any course of action or series of events that have occurred that might adversely affect the Company’s flow-through tax status for periods prior to April 1, 2011.

The Company made tax payments of $2.6 million for the year ended December 31, 2011.

The Company’s benefit from income taxes for continuing operations of $5.3 million for the year ended December 31, 2011, consists of (a) current and deferred tax expense on the respective periods’ operating results, (b) the recognition of deferred tax expense attributable to the change in federal and state tax status of the Company and its wholly-owned LLC subsidiaries, in accordance with ASC 740 on April 1, 2011 and (c) the effect of non-deductible items, including equity-based compensation expense and certain transaction-related expenses. Any interest and penalties incurred in connection with income taxes are recorded as a component of the provision for income taxes.

Significant components of the provision for income taxes from continuing operations are as follows (in thousands):

	Year ended December 31,
	2011	2010	2009
Current:
Federal	$295	$514	$—
State	1,049	108	53

Total current	1,344	622	53
Deferred:
Federal	(5,033)	—	—
State	(1,583)	(145)	—

Total deferred	(6,616)	(145)	—

Total income tax expense (benefit)	$(5,272)	$477	$53

The following table presents the income taxes associated with continuing operations and discontinued operations as reflected in the accompanying consolidated statements of operations (in thousands):

	Year ended December 31,
	2011	2010	2009
Continuing operations	$(5,272)	$477	$53
Discontinued operations	219	(5)	—

Total	$(5,053)	$472	$53

The effective income tax rate from continuing operations differed from the federal statutory rate for the periods presented as follows:

	Year ended December 31,
	2011	2010	2009
Income tax at federal statutory rate	35.0%	34.0%	34.0%
Income tax at state statutory rate	1.4	1.2	(1.0)
Non-deductible equity-based compensation expense	(15.9)	—	—
Non-deductible transaction-related expenses	(7.2)	—	—
Change in valuation allowance	(0.8)	(2.7)	—
Change in tax status of an enterprise	1.4	—	—
Flow-through to members of Holdings	1.2	(26.3)	(30.1)
Other	(1.4)	0.5	(1.0)

Effective income tax rate	13.7%	6.7%	1.9%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Current deferred tax assets are included in other current assets and non-current deferred tax assets are included in other assets on the Company’s consolidated balance sheets. Deferred tax assets and liabilities of the Company at December 31, 2011 and December 31, 2010 are as follows:

	December 31, 2011	December 31, 2010
Net operating losses and tax credit carryforwards—federal and state	$10,257	$691
Intangibles	992	44
Prepaid items	—	57
Bad debt allowance	3,433	6
Accrued compensation and severance	590	74
Accrued expenses	1,731	376
Insurance reserves	211	315
Other assets	585	21
Valuation allowance	(740)	(447)

Total deferred tax assets	17,059	1,137
Fixed asset basis difference	(4,547)	(947)
Prepaid items	(267)	—

Total deferred tax liabilities	(4,814)	(947)

Net deferred tax asset (liability)	$12,245	$190

The Company’s federal net operating loss carry forwards as of December 31, 2011 and 2010 are approximately $21.4 million and $3.3 million, respectively. The Company’s state net operating loss carry forwards as of December 31, 2011 and 2010 are approximately $45.4 million and $2.8 million, respectively. The operating losses will expire between 2022 and 2028. Due to changes in ownership control, net operating losses acquired are limited to offset future income pursuant to Internal Revenue Code Section 382.

The provisions of the guidance for uncertain tax positions allow for the classification of interest on an underpayment of income taxes, when the tax law required interest to be paid, and penalties, when a tax position does not meet the minimum statutory threshold to avoid payment of penalties, in income taxes, interest expense or another appropriate expense classification based on the accounting policy election of the company. The Company has elected to classify interest and penalties related to the unrecognized tax benefits as a component of income tax expense. The Company did not recognize any interest and penalties relative to uncertain tax positions during the years ended December 31, 2011 or 2010.

A reconciliation of the beginning and ending amount of unrecognized income tax benefits is as follows (in thousands):

	2011	2010
Balance at January 1,	$1,050	$117
Additions based on tax positions related to the current year	—	933
Additions for tax positions of prior years	—	—
Reductions as a result of the lapse of applicable statutes of limitations	—	—
Reductions for tax positions of prior years	—	—
Settlements	—	—

Balance at December 31,	$1,050	$1,050

None of the uncertain tax positions would affect the Company’s effective income tax rate if recognized. The Company has unused U.S. federal and state NOLs for years 2002 through 2007. As such, these years remain subject to examination by the relevant tax authorities.

11. Fair Value Measurements

The carrying amounts reported for cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities approximate fair value because of the short-term maturity of these instruments.

The following table summarizes the financial instruments as of December 31, 2011 and 2010, which are recorded at fair value (in thousands):

	Level 1	Level 2	Level 3	Balance at December 31, 2011
Cash and cash equivalents	$61,118	$—	$—	$61,118

	Level 1	Level 2	Level 3	Balance at December 31, 2010
Cash and cash equivalents	$8,614	$—	$—	$8,614

12. Leases

The Company is obligated under certain operating leases to rent space for its facilities and other office space. The original terms of the leases typically range from five to ten years, with optional renewal periods.

Aggregate minimum lease payments under non-cancelable operating leases with original or remaining lease terms in excess of one year are as follows (in thousands):

Operating Leases
2012	$8,143
2013	5,767
2014	4,394
2015	3,514
2016	3,073
Thereafter	4,054

Total minimum rental obligations	$28,945

During the years ended 2011, 2010 and 2009, rent expense was approximately $5.6 million, $1.3 million and $0.9 million, respectively.

13. Commitments and Contingencies

The Company is, from time to time, subject to various claims and legal actions that arise in the ordinary course of our business, including claims for damages for personal injuries, medical malpractice, breach of contract, tort and employment related claims. In these actions, plaintiffs request a variety of damages, including, in some instances, punitive and other types of damages that may not be covered by insurance. In the opinion of management, the Company is not currently a party to any proceeding that would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

14. Employee Benefit Plan

The Company maintains a qualified defined contribution 401(k) plan covering substantially all of its employees. The Company may, at its discretion, make contributions to the plan. For the years ended December 31, 2011, 2010 and 2009, the Company contributed approximately $0.2 million, $0.1 million and $0.1 million, respectively, to the 401(k) plan.

15. Related Parties

Professional Services Agreement

Acadia and Waud Capital Partners were parties to a professional services agreement dated April 1, 2011, pursuant to which Waud Capital Partners rendered general advisory and management services with respect to financial and operating matters, including advice on corporate strategy, budgeting of future corporate investment, acquisition and divestiture strategy and debt and equity financing. Effective November 1, 2011, Waud Capital Partners and Acadia terminated the professional services agreement and Acadia paid a fee of $20.6 million to Waud Capital Partners pursuant to the terms of the related termination agreement.

The parties entered into the professional services agreement in connection with entering into the second amended and restated limited liability company agreement of Acadia Holdings on April 1, 2011 (the “Acadia Holdings LLC Agreement”), which amended and restated Acadia Holdings’ prior limited liability company agreement dated August 31, 2009 (the “Prior LLC Agreement”). Pursuant to the professional services agreement, Acadia was obligated to pay the following fees to Waud Capital Partners: (i) upon consummation of any credit facility (including any amendments to existing credit facilities which have the effect of increasing the committed amount under such facility, but excluding any credit facility entered into after April 1, 2011 with any affiliate of Waud Capital Partners if such affiliate is receiving a closing or similar fee in connection with such facility), financing fees in cash in an aggregate amount to equal 1.5% of the aggregate principal amount of all such loans (or 1.0% of the aggregate amount of all public bond issuances); (ii) advisory fees in connection with the negotiation and consummation of any acquisitions and/or dispositions by Acadia or any of its subsidiaries in an aggregate amount equal to 2.0% of the gross purchase price of any such acquisition or disposition (including any debt or other liabilities assumed or otherwise included in the transaction(s)), as compensation for the negotiation, arranging and structuring services Waud Capital Partners has agreed to provide Acadia with respect thereto; and (iii) upon consummation of a sale of Acadia (as defined), a sale fee in cash in an amount equal to 1.5% of the enterprise value assigned to Acadia Holdings and its subsidiaries in connection with or implied by such sale of Acadia, as compensation for the negotiation, structuring and other services Waud Capital Partners has agreed to provide Acadia with respect to such sale of Acadia.

Under the professional services agreement, Waud Capital Partners charged Acadia a management fee for advisory and management services of $2.0 million per year. Management fees for the period from April 1, 2011 to the termination of the professional services agreement on November 1, 2011 were approximately $1.3 million.

The professional services agreement also provided for the reimbursement of Waud Capital Partners for its reasonable travel expenses, legal fees and other out-of-pocket fees and expenses in connection with activities undertaken pursuant to such agreement. Additionally, Waud Capital Partners and its affiliates (other than Acadia and its subsidiaries) were indemnified for liabilities incurred in connection with their role under the professional services agreement, other than for liabilities resulting from their gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order.

In connection with entry into the professional services agreement, the amendment and restatement of the Prior LLC Agreement and the consummation of Acadia’s acquisition of YFCS, Waud Capital Partners received $6.15 million in fees from Acadia on April 1, 2011, which consisted of a $3.6 million transaction fee, a $450,000 commitment fee and a $2.1 million financing fee.

Prior to entry into the professional services agreement, Waud Capital Partners was entitled to receive the following fees from Acadia Holdings pursuant to the Prior LLC Agreement: (i) an annual advisory fee, payable on a semi-annual basis, as compensation for the financial and management consulting services Waud Capital Partners had agreed to provide Acadia Holdings and its subsidiaries with respect to their business and financial management generally and its financial affairs; and (ii) upon consummation of any credit facility (including amendments to existing credit facilities which have the effect of increasing the amount to be drawn under such facility by Acadia Holdings or its subsidiaries, but excluding any credit facility entered into after December 30, 2005 with any affiliate of Waud Capital Partners if such affiliate is receiving a closing or similar fee in connection with such facility) entered into by Acadia Holdings or its subsidiaries after December 30, 2005, financing fees in an aggregate amount to equal 2.0% of the aggregate principal amount of all such loans (or 1.0% of the aggregate amount of all public bond issuances), as compensation for the negotiation, arranging and structuring services Waud Capital Partners had agreed to provide to Acadia Holdings or its subsidiaries. Waud Capital Partners was also entitled to receive an annual advisory fee, payable semi-annually, under the Prior LLC Agreement (and its predecessor). Such fee was initially set at $350,000 per annum, subject to annual increases of $50,000, up to $600,000, effective January 1st of each year beginning January 1, 2007. Waud Capital Partners deferred the payment of all such management fees in accordance with the terms of the Prior LLC Agreement. On April 1, 2011 in connection with entry into the Acadia Holdings LLC Agreement, Waud Capital Partners received approximately $7.1 million of Acadia Holdings equity in exchange for fees it had previously deferred in accordance with the Prior LLC Agreement.

True Partners Engagement Agreement

Acadia and True Partners Consulting LLC (“True Partners”), an affiliate of Waud Capital Partners, are parties to an engagement agreement dated January 7, 2011, pursuant to which True Partners renders tax consulting and compliance services to Acadia and its affiliated entities. As of December 31, 2011, Waud Capital Partners and its affiliates indirectly owned a majority of the True Partners membership interests. The engagement agreement will automatically terminate upon the completion of the services to be rendered by

True Partners thereunder. Either party may terminate the engagement agreement upon at least 30 days’ prior written notice to the other party. Upon such termination, True Partners shall be entitled to receive payment for services performed and expenses incurred through the date of termination. Pursuant to the engagement agreement, Acadia pays certain fixed fees to True Partners for various tax consulting and compliance services, which are billed monthly as incurred. Acadia paid $0.2 million, $0.1 million and $0.1 million to True Partners for such services in 2011, 2010 and 2009, respectively. In the event of a large transaction or other activity not otherwise covered under the engagement agreement for which True Partners provide services to Acadia, True Partners will provide consulting services to Acadia at its standard hourly rates, plus reimbursement of out-of-pocket expenses.

16. Quarterly Information (Unaudited)

The following table presents summarized unaudited quarterly results of operations for the years ended December 31, 2011 and 2010. Management believes that all necessary adjustments have been included in the amounts stated below for a fair presentation of the results of operations for the periods presented when read in conjunction with the Company’s consolidated financial statements for the years ended December 31, 2011 and 2010. Results of operations for a particular quarter are not necessarily indicative of results of operations for an annual period and are not predictive of future periods (in thousands except per share amounts).

	Quarters Ended
	March 31,	June 30,		September 30,	December 31,
Year Ended December 31, 2011:
Revenue	$16,846	$63,575		$60,722	$75,355
Loss (income) from continuing operations before income taxes	$(528)	$(18,946	) (1)	$4,479	$(23,471	) (2)
Net (loss) income	$(249)	$(21,857	) (1)	$3,123	$(15,909	) (2)
Basic and diluted net (loss) income per share	$(0.01)	$(1.24)		$0.18	$(0.72)
Year Ended December 31, 2010:
Revenue	$15,328	$15,958		$15,255	$15,562
Income (loss) from continuing operations before income taxes	$1,911	$2,400		$1,821	$1,026
Net income	$1,537	$2,583		$1,566	$524
Basic and diluted net income per share	$0.09	$0.15		$0.09	$0.03

(1)	Includes equity-based compensation expense of $19.8 million and transaction-related expenses related to the acquisitions of YFCS and PHC of $5.8 million.
(2)	Includes transaction-related expenses primarily related to the PHC acquisition of $31.0 million.